Exhibit 99.1

FOR IMMEDIATE RELEASE
LabCorp Contacts:                        Unilabs Contact:
Investors: Scott Frommer - 336-436-5076                Sharon Valdettaro +41 79 850 13 50
Investor@labcorp.com                        sharon.valdettaro@unilabs.com
Media: Pattie Kushner - 336-436-8263                media@unilabs.com
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP AND UNILABS COLLABORATE TO EXPAND GLOBAL REACH OF PRECISION MEDICINE CAPABILITIES TO SERVE PATIENTS, PHYSICIANS AND PHARMA
Collaboration creates global laboratory network for the development and commercialization of companion diagnostics
Burlington, N.C., and Geneva-June 1, 2018-LabCorp® (NYSE: LH), a leading global life sciences company, and Unilabs, a leading European provider of clinical laboratory testing and medical diagnostic imaging services, announced a strategic collaboration to provide expanded global development and delivery of companion diagnostics. This collaboration broadens the network of laboratories used by biopharmaceutical companies to support companion diagnostic development and commercialization. The purpose of the collaboration is to expand access to commercialization channels for companion diagnostics in North America and Europe, and accelerate the adoption of companion diagnostics. The companies will use globally harmonized processes to simplify the technical, regulatory and clinical complexities associated with these critical assays. The companies expect the first application of these processes will be in oncology, particularly immuno-oncology.
LabCorp, an established leader in the development and commercialization of companion diagnostics, processes more than 2.5 million patient specimens per week, collected from clinician offices and hospitals and via its own network of nearly 2,000 patient service centers, more than 5,000 in-office phlebotomists and a growing retail presence. Unilabs, a European leader, has more than 230 laboratories in 15 countries and 350 customer service locations, and processes more than 188 million diagnostic tests each year.
The collaboration will initially focus on the commercial availability of assays that have been developed and validated both analytically and clinically by LabCorp and Covance, LabCorp’s drug development business. Terms of the agreement have not been disclosed.
“Companion diagnostics are an essential component of precision medicine, enabling physicians to identify the patients who are most likely to benefit from targeted and novel therapies,” said David P. King, LabCorp chairman and CEO. “With this collaboration, we are capitalizing on the scientific and operational strengths of two leaders in companion diagnostics to benefit biopharmaceutical clients who need global solutions for precision medicine, with the ultimate goal of improving health and improving lives for patients around the world.”

“Our collaboration with LabCorp addresses the need for global harmonization and combined capabilities, including scientific expertise, operational excellence and timely availability of high-quality companion diagnostic services,” said Unilabs CEO, Jos Lamers. “With our extensive laboratory network and geographical footprint, we enable clients to accelerate their precision medicine development and commercialization efforts. Our combined ability to bridge the time gaps between development phase and drug approval, and to national reimbursement, by offering a centralized laboratory testing facility, gives our respective customers the advantage of early adoption of their drug. The intimate knowledge of local testing standards, regulatory and quality requirements and navigating logistical challenges will ensure instant access to high-quality testing. This facilitates embracing of a new test in the clinic thereby removing critical barriers for a new treatment.”

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

About Unilabs
With more than 230 laboratories and 92 imaging units and a broad catalogue of more than 2,500 diagnostic tests, Unilabs is a leading European provider of clinical laboratory testing and medical diagnostic imaging services. Headquartered in Geneva, Switzerland the Unilabs Group serves private and public healthcare providers, local governments, pharmaceutical companies and the general public. The company employs more than 10,500 people worldwide, successfully operates laboratory and medical diagnostic imaging facilities in 15 countries, and generates annual revenues of more than €900m.

We are at the heart and start of all effective treatment decisions!

Please visit www.unilabs.com and www.ServingPharma.com

LabCorp Forward-Looking Statement
This press release contains forward-looking statements about LabCorp’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. LabCorp has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in LabCorp’s other filings with the SEC. The information in this press release should be read in conjunction with a review of LabCorp’s filings with the SEC including the information in LabCorp’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
# # #